EXHIBIT 99.1
CONTACT: Mark Carter, VP and Investor Relations Officer (704) 557-8386
IMMEDIATE RELEASE May 6, 2015

Snyder's-Lance, Inc. Announces Results from Annual Meeting of Stockholders

Charlotte, NC, - May 6, 2015 - Snyder’s-Lance Inc. (Nasdaq-GS:LNCE) today announced the results from its Annual Meeting of Stockholders held on May 6, 2015. The stockholders approved each of the proposals voted on at the meeting.
Election of Directors
The following nominees were elected to the Snyder’s-Lance, Inc. Board of Directors to serve until the Annual Meeting of Stockholders in 2018:

•	Jeffrey A. Atkins
•	Peter P. Brubaker
•	Carl E. Lee, Jr.
•	Isaiah Tidwell

The following nominees were elected to the Snyder’s-Lance, Inc. Board of Directors to serve until the Annual Meeting of Stockholders in 2016:

•	Lawrence V. Jackson
•	David C. Moran
The Board of Directors is currently comprised of twelve members.
Advisory Vote on Executive Compensation
The stockholders approved the advisory resolution approving the compensation paid to Snyder’s-Lance, Inc. named executive officers.
Ratification of Selection of PricewaterhouseCoopers LLP as Independent Public Accountants
The stockholders ratified the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for fiscal year 2015.

About Snyder’s-Lance, Inc.
Snyder's-Lance, Inc., headquartered in Charlotte, NC, manufactures and markets snack foods throughout the United States and internationally. Snyder's-Lance’s products include pretzels, sandwich crackers, pretzel crackers, potato chips, cookies, tortilla chips, restaurant style crackers, nuts and other snacks. Snyder's-Lance has manufacturing facilities in North Carolina, Pennsylvania, Indiana, Georgia, Arizona, Massachusetts, Florida, Ohio and Wisconsin. Products are sold under the Snyder's of Hanover®, Lance®, Cape Cod®, Snack Factory® Pretzel Crisps®, Late July®, Krunchers!®, Tom's®, Archway®, Jays®, Stella D'oro®, Eatsmart™, O-Ke-Doke®, and other brand names along with a number of third party brands. Products are distributed nationally through grocery and mass merchandisers, convenience stores, club stores, food service outlets and other channels. LNCE-E